Exhibit 10.8

FUTURELAND HOLDINGS, INC.
EMPLOYMENT AGREEMENT WITH SAM TALARI

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of May 28th, 2015 (the "Effective Date"), by and between FutureLand Holdings, Inc., a Nevada Corporation (the "Company"), and Sam Talari (the "Executive").

RECITALS

A.   Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

B.   Executive is willing to make his services available to the Company on the terms and conditions set forth below.

C.   Company and Executive wish to enter into this Agreement providing for, among other things, the full-time employment of the Executive by the Company in accordance with the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises set forth above and the respective representations, warranties, covenants, agreements, and conditions contained herein, the adequacy and sufficiency of which is hereby acknowledged by the Company and the Executive, the parties hereto, intending to be legally bound, do hereby agree as follows:

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1.        Employment.  The Company hereby agrees to employ Executive and Executive hereby accepts and agrees to be employed by the Company in the capacity of the PRESIDENT upon the terms and conditions hereinafter set forth in the management of the Company.  The Executive shall diligently perform all services as may be assigned to his by the Board of Directors of the Company having management responsibility for the FutureLand Holdings for which the Executive will be primarily responsible managing the day to day operations of the Company, and shall exercise such power and authority as may from time-to-time be delegated to him by the Board and shall have all of the powers, authority, duties, and responsibilities usually incident to the position and role of PRESIDENT in private companies that are comparable in size, character, and performance to the Company. The Board may also direct Executive to perform such duties for any entities which are now or may in the future be direct or indirect subsidiaries of the Company (the "Affiliates"), subject to the limitation that Executive's overall time commitment is comparable to similarly situated executives.  Executive shall serve the Company and the Affiliates faithfully, diligently, and to the best of his ability.  Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy, and skill to the performance of his employment to furthering the interests of the Company and the Affiliates.  In connection with his employment by the Company, the Executive shall be based in Saint Petersburg, FL area or at any Company location as he may determine to be appropriate for the performance of his duties, and he agrees to travel, subject to the reimbursement of expenses set forth in Section 4(e) below and to the extent reasonably necessary to perform his duties and obligations under this Agreement, to Company facilities and other destinations.  During the Term and any Renewal Term, Executive shall not engage in any other employment or occupation for any direct or indirect remuneration without the prior written consent of the Board; provided that the Executive may engage in community service and other charitable activities without prior written consent of the Board.

2.   Conditions of Employment.  The Executive agrees that so long as he is employed under this Agreement he will (i) at all times perform his responsibilities in a manner reasonably satisfactory to and subject to the direction and control of the Board with respect to his activities on behalf of the Company; (ii) comply with all material rules, orders, and regulations of the Company; (iii) truthfully and accurately maintain and preserve such records and make all reports as the Company may reasonably require; (iv) fully account for all monies and other property of the Company that he may from time to time have custody of and deliver the same to the Company whenever and however directed to do so by the Board of Directors of the Company as long as such requests are in compliance with all applicable laws; (v) act at all times in a professional manner in keeping with the Company's philosophy, avoiding any action that would materially reflect poorly on the Company's reputation or be damaging to its image;  and (vi) obey all laws now in force or hereafter enacted affecting the work place.

3.   Term of Employment.  The Term of employment hereunder will commence on the Effective Date and terminate five (5) years from the Effective Date (the "Term"), unless terminated earlier pursuant to Section 5 of this Agreement.  The Term shall automatically renew ("Renewal Term") for successive one year terms, unless written notification of non-renewal is provided by either party no less than 30 days prior to the expiration of the Term or the then current Renewal Term.

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4.   Compensation and Benefits.

a.   Compensation.

i.   The Company shall pay Executive the sum of one hundred thirty thousand dollars ($130,000) per year, commencing on the Commencement Date.

ii.   For purposes of this Agreement, the foregoing amounts which are payable during any calendar year shall be defined as the Executive's "Base Salary".  The Base Salary will be paid in installments at regular intervals as is in keeping with the Company's established payroll schedule.  Executive further acknowledges that he has not been promised or guaranteed that his salary will remain the same or increase by any particular amount during the term of this Agreement. The Executive will be given annual periodic performance evaluations in which the Base Salary will be evaluated and negotiated to determine when and if there will be an increase.

b.   Performance Bonus.  Executive shall be eligible to receive an annual bonus ("Bonus") to be determined by the Board within ninety (90) days following the end of the Company's fiscal year end.

Stock Grant. Executive shall receive stock grant of 95,000 shares of common stock of the Company, par value $0.000001, at the time of the signing of this agreement.

c.   Benefits.  Executive shall be entitled to participate in such employee benefit plans and insurance offered by the Company to similarly situated employees of the Company subject to the eligibility requirements, restrictions, and limitations of any such plans or programs.

d.   Business Expense Reimbursement; Telephone Expenses.  Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by the Executive during the Term in the course of and pursuant to the business of the Company including, without limitation, travel and telephone expenses incurred by the Executive while traveling to and from the Company's facilities as may be required pursuant to Section 1 hereof. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts, or other evidence reasonably requested by the Company.

e.   Vacation.  Executive shall be entitled to three (3) weeks of vacation each calendar year during the Term and any Renewal Term, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder.  Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year pursuant to the Company's vacation policy.

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f.   Taxation.  Executive acknowledges that his compensation set forth above will be treated by the Company as wages paid to him and will be subject to withholding for all applicable taxes.  Accordingly, the Company shall deduct from all compensation payable to Executive hereunder (including, without limitation, Base Salary and Executive Bonuses, as such term is defined below) any and all sums required as Executive's portion of Social Security taxes and shall withhold federal and state income taxes as required by law, and shall further deduct from such compensation any other federal, state, or local tax or charge which is now or hereafter enacted or required as a charge or deduction from the compensation payable to Executive.

g.   Employment Commitment.  Executive shall devote such time, attention, knowledge, and skills to the business and interests of the Company as Company may reasonably require, and the Company shall be entitled to all of the benefits and profits arising from or incident to the work, services, advice, inventions, or innovations of Executive in connection with the Company's business.

h.   Leave of Absence.  Executive may take a leave of absence, without compensation, upon his written request to the Board and the Board's written consent for the leave. The length of the leave will be subject to the mutual agreement between the Board and the Executive.

5.   Termination.

a.   Termination.  This Agreement shall be terminated (i) upon the expiration of the Term, (ii) upon the death of the Executive, (iii) if the Executive shall have been substantially unable to perform Executive's duties hereunder for a period of three (3) consecutive months, (iv) by the Company for "Cause" (as defined below) and upon written notice, or (v) for Good Reason or voluntarily by the Executive.

b.   Cause.  As used in this Agreement, "Cause" shall mean any of the following: (i) Executive's willful failure or refusal, after notice thereof, to perform specific directives of the President when such directives are lawful and consistent with the Executives duties and responsibilities described in this Agreement; (ii) dishonesty of the Executive affecting the Company; (iii) habitual abuse of drugs or alcohol; (iv) conviction of Executive of, or a plea by Executive of guilty or no contest to, any felony or any crime involving moral turpitude, fraud, gross neglect, embezzlement, or misrepresentation; (v) any gross or willful conduct of the Executive resulting in loss to the Company or damage to the reputation of the Company; (vi) theft from the Company; (vii) commission or participation by Executive in any other injurious act or omission wantonly, willfully, recklessly, or in a manner which was grossly negligent against the Company; or (viii) violation by the Executive, after notice thereof, of the business policies and guidelines of the Company as may be in effect from time to time. Notwithstanding anything herein to the contrary, the Company shall notify the Executive of any purported grounds constituting Cause, and the Executive shall have no less than ten (10) business days within which to cure such purported grounds.

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c.   Good Reason.  For purposes of this Agreement, the Executive shall have "Good Reason" to terminate his employment during the Term of this Agreement only if:

i.   the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement and the failure is not remedied within 30 days after the Company receives written notice from the Executive of such failure; or

ii.   the Company limits the Executive's duties or responsibilities or power or authority contemplated by Section 1 above in any material respect, and the situation is not remedied within thirty (30) days after the Company receives written notice from the Executive of the situation; or

iii.   if the Executive is removed from the office of PRESIDENT and the Company does not have Cause for doing so; or

iv.   the Company forces Executive to relocate his office outside of the saint Petersburg, FL metropolitan area, and the situation is not remedied within thirty (30) days after the Company receives written notice from the Executive of the situation; or

v.   Change in Control occurs.

d.  Severance Payment.  In the even the Company terminates the Executive's employment without cause, it will be obligated to pay the Executive severance pay equal to two month's compensation for years one and two, three months for year three, four months for year four, and five months for year five of employment served by the Executive.

6.   Covenant Not To Compete/Non-Solicitation.  Executive acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill and business strategy of the Company constitute a substantial asset of the Company.  Executive further acknowledges and recognizes that during the course of the Executive's employment, Executive will receive specific knowledge of the Company's business, have access to trade secrets and Confidential Information (as hereinafter defined), and participate in business acquisitions and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable Confidential Information.  Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement.  This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement.  Executive agrees to the following:

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a.   that all times during the Term and any Renewal Term and for a period of two (2) years after termination of the Executive's employment under this Agreement or any renewal or extension thereof (the "Restricted Period'), for whatever reason and in any geographic areas in which the Company operated or was actively planning on operating as of the date of termination of the Executive's employment (the "Restricted Area"), Executive will not individually or in conjunction with others, directly engage in Competition (as hereinafter defined) with the business of the Company, whether as an officer, director, proprietor, employer, employee, partner independent contractor, investor, consultant, advisor, agent, or otherwise; provided that this provision shall not apply to the Executive's ownership of the capital stock, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than three percent of any class of capital stock of such corporation;

b.   that during the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company;

c.   that during the Restricted Period and within the Restricted Area, Executive will not (i) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (ii) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the business of the Company to employ or seek to employ for any such business any person who is then (or was at any time within six months prior to the date Executive or the competitive business employs or seeks to employ such person) employed by the Company; and

d.   that during the Restricted Period, Executive will not interfere with, disrupt, or attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any Company's employees.

7.   For purposes hereof, "Competition" shall mean any company, partnership, limited liability company, or other entity any portion of whose business directly or indirectly competes with the business of the Company.  In the event that a court of competent jurisdiction shall determine that any provision of this Section is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.  If the Executive shall be in violation of any provision of this Section, then each time limitation set forth in this Section shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

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8.   Non-Disclosure of Confidential Information.

a.   Executive acknowledges that the Company's trade secrets, private or secret processes, methods, and ideas, as they exist from time to time, and information concerning the Company's services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyrights, trademarks, proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company's business, credit and financial data concerning the Company's customers, and marketing, advertising, promotional, and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the "Confidential Information") are valuable, special, and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive's association with the Company. In light of the highly competitive nature of the industry in which the Company's business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive's association with the Company shall be considered confidential.

b.   The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company or compelled to by a court of law; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) restrict the disclosure or availability of the Confidential Information to those employees or agents of the Company who have a need to know the information in order to further the business purposes of the Company; (iv) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copying or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his duties and responsibilities to the Company; (v) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (vii) relinquish all rights he may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools, or prototypes which may contain, embody, or make use of the Confidential Information; promptly deliver to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

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c.   Executive further agrees (i) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements, and discoveries which may be conceived, made, or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (ii) that all such ideas, inventions, improvements, and discoveries conceived, made, or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof are the property of the Company and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (iii) that Executive shall assist in the preparation and execution of all applications, assignments, and other documents which the Company may deem necessary to obtain patents, copyrights, and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

d.   Upon written request of the Company, Executive shall immediately return to the Company all written materials containing the Confidential Information as well as any other books, records, and accounts relating in any manner to the Company or its business.  Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five days of receipt of the request.

9.   Acknowledgment by Executive.  The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained herein (including without limitation the length of the term of the provisions of the covenant not to compete) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind.  The Executive further acknowledges and confirms that his full, uninhibited, and faithful observance of each of the covenants contained herein will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to his or otherwise to obtain income required for the comfortable support of his and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms hereof.  The Executive further acknowledges that the restrictions contained herein are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

10.   Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Sections 6 and 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 6 and 7 of this Agreement by the Executive or any of his affiliates, associates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. In addition, upon any violation of the covenants contained in Sections 6 and 7, all severance payments and benefits to which the Executive may be entitled to hereunder shall immediately cease and be without further force and effect.

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11.   Indemnification by The Company.  To the fullest extent permitted by applicable law, the Company shall indemnify, defend, and hold harmless the Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs, and expenses (including reasonable attorneys' fees and settlement expenses) arising from or relating to his service or status as an officer, director, executive, agent, or representative of the Company or any subsidiary of the Company or in any other capacity in which the Executive serves or has served at the request of, or for the benefit of, the Company or its subsidiaries, including but not limited to claims alleged by Executive's former employer regarding solicitation of employees; provided, however, that the Company shall not be responsible to indemnify the Executive for any actions of gross negligence or willful misconduct. The Company's obligations under this Section 10 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise.

12.   Survival. The obligations of Executive and the rights of the Company, its successors, and assigns under these Sections 6 and 7shall survive the expiration or termination of this Agreement indefinitely with respect to Executive's non-competition, non-solicitation, and confidentiality obligations.

13.   Representations and Warranties of Executive.  The Executive represents and warrants to the Company as follows:

a.   Executive has the full right to enter into this Agreement and perform all duties hereunder, and has made no contract or other commitment in contravention of the terms hereof (including, without limitation, contracts or obligations respecting trade secrets or proprietary information or otherwise restricting competition), or which would prevent Executive from using his best efforts in the performance of his duties hereunder.  Executive has fulfilled all of his obligations under all prior employment or consulting agreements (or similar arrangements), and there is not, under any of the foregoing, any existing default or breach by Executive with respect thereto.

b.   Executive's performance hereunder shall not constitute a default under any contract or other commitment to which the Executive is bound.

c.   All information furnished by Executive to the Company is to the best of Executive's knowledge, true and complete (including, without limitation, documentary evidence of Executive's identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

d.   Executive is not subject to any order, decree, or decision precluding his from performing his duties as described herein.

e.   Executive declares that he has read and understands all the terms of this Agreement; that he has had ample opportunity to review it with his attorney before signing it; that no promise, inducement, or agreement has been made except as expressly provided in this Agreement; that it contains the entire Agreement between the parties; and that he enters into this Agreement fully, voluntarily, knowingly, and without coercion.

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14.   Severability.  If any provision, section, or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, section, or subsection, and the Company and Executive shall negotiate in good faith to modify the unenforceable provision so as to effect the original intent of the parties as closely as possible.

15.   Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company and Executive, and their respective successors, heirs, executors, legal representatives, and administrators.

16.   Waiver of Breach – Payment of Fees and Expenses.  Failure of the Company to demand strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of the term, covenant, or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.  In the event either party breaches this Agreement, the breaching party shall pay all of the non-breaching party's costs and expenses, including attorneys' fees and expenses, incurred in enforcing the terms of this Agreement.

17.   Modification in Writing Only.  No waiver or modification of this Agreement or of any covenant, condition, or limitation herein, shall be valid unless in writing and duly executed by the party to be charged therewith.

18.   Choice of Law and Venue.  This Agreement shall be subject to and governed by the laws of the State of Nevada, irrespective of the fact that any party is or may become a resident of a different state, and without regard to principles of conflict of laws.  In addition, venue for any action instituted to enforce the provisions of this Agreement shall be in the Circuit Court of Pinellas County, Florida.

19.   Notice.  All notices, requests, claims, demands, and other communications hereunder (collectively, "Notice") shall be in writing and shall be deemed to have been duly given if (i) delivered in person against signed and dated receipt, (ii) sent by recognized commercial overnight delivery service, (iii) sent by registered or certified mail, first class postage prepaid, return receipt requested, or (iv) sent by facsimile or electronic mail (with receipt orally confirmed on the same date) and simultaneously mailed, first class, postage prepaid, as follows:

If to the Company:

FutureLand Holding, Inc.
3637 4th Street North, #330
Saint Petersburg, FL 33704
Attn:  Cameron Cox, CEO

If to Executive:
Sam Talari
7504th Ave. South
Saint Petersburg, FL 33701

i.   Notice shall be deemed effective on the day of delivery if given pursuant to clause (i) or (iv) above, or on the third (3rd) business day following mailing if given pursuant to clause (ii) or (iii) above.  Any party may change its address for purposes hereof by written Notice in accordance herewith, except that Notices regarding change of address shall only be effective upon receipt.  Failure to accept a Notice shall not invalidate such Notice.

20.   Assignment. This Agreement is personal and not assignable by Executive directly or indirectly.

21.   Entire Agreement.  The parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms, conditions, and covenants, and also agree that it constitutes the entire agreement between the parties and supersedes all proposals, oral or written, and all prior negotiations, conversations, or discussions between the parties relating to the subject matter of this Agreement.

22.   Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Facsimile signatures are intended by the parties to serve as originals.

23.   Construction.  The parties hereto acknowledge and agree that this Agreement is the result of negotiations between the parties, and that this Agreement will not be construed against any party hereto by virtue of such party's role or its counsel's role in the authorship hereof.

(Signature page follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Company and Executive as of the date first above written.

Company:

FUTURELAND HOLDINGS, INC.

By:  /s/ Cameron Cox
       Cameron Cox, CEO

Dated: 5-28-2015

Executive:

By: /s/ Sam Talari
      Sam Talari

Dated: 5-28-2015